Exhibit 99.2

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

STATEMENTS OF INCOME

	(Unaudited) Quarter Ended
Dollar Amounts in Millions	March 31, 2012	March 30, 2013
Net Sales	$726.2	$763.6
Costs and Expenses
Cost of products sold	280.0	293.1
Selling, general and administrative	317.5	335.7
Research and development	61.7	66.3

	659.2	695.1

Operating Income	67.0	68.5
Other Expense (Income)
Interest expense and other financing costs	39.5	55.2
Interest and investment income	(1.5)	(1.9)
Foreign currency, net	1.4	0.1

	39.4	53.4

Income before Income Taxes and Equity in Losses of Equity Method Investee	27.6	15.1
Provision for income taxes	17.4	5.2
Equity in losses of equity method investee	5.1	7.4

Net Income	5.1	2.5
Net income (loss) attributable to noncontrolling interest	1.1	(0.6)

Net Income Attributable to Bausch & Lomb Holdings Incorporated	$4.0	$3.1

Basic Net Income Per Share Attributable to Bausch & Lomb Holdings Incorporated	$0.04	$0.03

Diluted Net Income Per Share Attributable to Bausch & Lomb Holdings Incorporated	$0.04	$0.03

Weighted Average Basic Shares outstanding (000s)	104,050	104,297

Weighted Average Diluted Shares outstanding (000s)	105,539	107,111

See Notes to Bausch & Lomb Holdings Incorporated and Consolidated Subsidiaries Financial Statements.

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	(Unaudited) Quarter Ended
Dollar Amounts in Millions	March 31, 2012	March 30, 2013
Net Income	$5.1	$2.5
Other Comprehensive Income (Loss)
Foreign Currency Translation Adjustments	8.4	(36.7)
Change in Fair Value of Effective Cash Flow Hedges:
Reclassification adjustments for losses included in net income	0.8	—
Income tax expense	(0.3)	—

	0.5	—

Changes in Defined Benefit Plans:
Reclassification adjustment for recognized actuarial losses included in net income	3.5	5.6
Reclassification adjustment for recognized prior service credits included in net income	(1.2)	(1.3)
Income tax expense	(0.8)	(1.2)
Currency impact	(0.1)	2.5

	1.4	5.6

Other Comprehensive Income (Loss)	10.3	(31.1)

Comprehensive Income (Loss)	15.4	(28.6)
Comprehensive income (loss) attributable to noncontrolling interest	1.1	(0.6)

Comprehensive Income (Loss) Attributable to Bausch & Lomb Holdings Incorporated	$14.3	$(28.0)

See Notes to Bausch & Lomb Holdings Incorporated and Consolidated Subsidiaries Financial Statements.

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

BALANCE SHEETS

(Unaudited)

Dollar Amounts in Millions	December 29, 2012	March 30, 2013
Assets
Current Assets:
Cash and cash equivalents	$359.2	$140.0
Trade receivables, less allowances of $5.5 and $8.5, respectively	573.8	589.5
Inventories	317.4	371.4
Other current assets	178.0	197.8
Deferred income taxes	126.2	169.7

Total Current Assets	1,554.6	1,468.4
Property, Plant and Equipment, net	718.6	733.0
Goodwill	1,415.5	1,581.6
Other Intangibles, net	1,904.6	1,970.9
Other Long-Term Assets	323.8	117.7
Deferred Income Taxes	20.7	22.1

Total Assets	$5,937.8	$5,893.7

Liabilities and Shareholders’ Equity
Current Liabilities:
Notes payable	$3.0	$—
Current portion of debt	52.3	222.7
Accounts payable	146.3	168.2
Accrued compensation	181.2	137.0
Accrued liabilities	636.2	526.1
Dividends payable	—	9.8
Income taxes payable	15.1	9.1
Deferred income taxes	0.4	3.2

Total Current Liabilities	1,034.5	1,076.1
Long-Term Debt, less current portion	3,251.4	3,926.8
Pension and Other Benefit Liabilities	272.8	267.5
Other Long-Term Liabilities	7.7	15.0
Income Tax Liabilities	46.2	47.4
Deferred Income Taxes	520.3	558.4

Total Liabilities	5,132.9	5,891.2

Commitments and Contingencies (Notes 12 and 16)
Shareholders’ Equity:
Common Stock, par value $0.01 per share, 450 million shares authorized, 104,227,439 shares issued in 2012 and 104,376,503 shares issued in 2013	1.0	1.0
Preferred Stock, par value $0.01 per share, 50 million shares authorized, none issued	—	—
Common Stock in Treasury, at cost, 9,863 shares in 2012 and no shares in 2013	(0.4)	—
Capital in Excess of Par Value	2,143.0	1,368.8
Retained Deficit	(1,145.9)	(1,142.9)
Accumulated Other Comprehensive Loss	(208.1)	(239.2)

Total Bausch & Lomb Holdings Incorporated Shareholders’ Equity (Deficit)	789.6	(12.3)
Noncontrolling interest	15.3	14.8

Total Shareholders’ Equity	804.9	2.5

Total Liabilities and Shareholders’ Equity	$5,937.8	$5,893.7

See Notes to Bausch & Lomb Holdings Incorporated and Consolidated Subsidiaries Financial Statements.

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

STATEMENTS OF CASH FLOWS

	(Unaudited) Quarter Ended
Dollar Amounts in Millions	March 31, 2012	March 30, 2013
Cash Flows from Operating Activities
Net Income	$5.1	$2.5
Adjustments to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities
Depreciation	28.7	29.6
Amortization of intangible assets	23.1	34.1
Amortization of debt issue costs	2.8	3.7
Equity in losses of equity method investee	5.1	7.4
Stock-based compensation expense	4.8	5.1
Excess tax benefits associated with share-based compensation	—	(4.4)
Deferred income taxes	1.8	(2.7)
Loss on retirement of fixed assets	0.2	—
Impairment charge on investments	—	5.0
Gain on previously held equity interest	—	(2.3)
Gain on settlement of pre-existing relationship	—	(1.0)
Non-cash charges related to step-up in carrying value of inventory	0.3	3.0
Changes in Assets and Liabilities [1]
Trade receivables	(49.2)	(13.5)
Inventories	0.4	(12.7)
Other current assets	1.9	1.3
Other long-term assets, including equipment on operating lease	(1.4)	(6.3)
Accounts payable and accrued liabilities	(18.2)	(192.9)
Income taxes payable	(6.7)	(4.4)
Other long-term liabilities	5.0	1.1

Net Cash Provided by (Used In) Operating Activities	3.7	(147.4)

Cash Flows from Investing Activities
Capital expenditures	(21.2)	(15.6)
Net cash paid for acquisition of businesses and other intangibles	—	(125.3)
Advances to TPV joint venture	(13.1)	—
Cash paid for investment in available-for-sale securities	—	(9.7)
Cash paid for investment in equity securities	(5.0)	—
Cash received from sale of available-for-sale securities	5.3	—
Restricted cash	—	(10.0)

Net Cash Used in Investing Activities	(34.0)	(160.6)

Cash Flows from Financing Activities
Proceeds from issuance of short-term debt	45.0	183.9
Proceeds from issuance of long-term debt	0.6	700.0
Repayment of short-term debt	(28.8)	(3.8)
Repayment of long-term debt	(4.7)	(13.7)
Capital contributions	4.6	5.0
Repurchase of Common Stock	(2.8)	(0.3)
Exercise of stock options	1.3	—
Excess tax benefits associated with share-based compensation	—	4.4
Distributions to stockholders	—	(762.6)
Distributions to option holders	—	(10.0)
Debt issuance costs paid	—	(10.8)
Net proceeds from (payments of) notes payable	1.5	(2.7)

Net Cash Provided by Financing Activities	16.7	89.4

Effect of exchange rate changes on cash and cash equivalents	1.1	(0.6)

Net Change in Cash and Cash Equivalents	(12.5)	(219.2)
Cash and Cash Equivalents—Beginning of Period	148.5	359.2

Cash and Cash Equivalents—End of Period	$136.0	$140.0

Supplemental Cash Flow Disclosures
Cash paid for interest	$20.0	$88.5
Net cash payments for income taxes	20.6	11.5
Dividend declared but not paid	—	9.8

[1]	Exclusive of acquisitions and net investment in TPV joint venture.

See Notes to Bausch & Lomb Holdings Incorporated and Consolidated Subsidiaries Financial Statements.

BAUSCH & LOMB HOLDINGS INCORPORATED AND CONSOLIDATED SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Dollar Amounts in Millions

1.	BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements of Bausch & Lomb Holdings Incorporated and Consolidated Subsidiaries (“Bausch & Lomb” or “the Company”) have been prepared by the Company in accordance with the accounting policies stated in the Company’s audited consolidated financial statements for the year ended December 29, 2012 and should be read in conjunction with such financial statements. The results of operations for the three months ended March 31, 2012 and March 30, 2013 have been based in part on approximations and may not be indicative of annual results. In the opinion of management, all adjustments necessary for a fair statement in accordance with accounting principles generally accepted in the United States of America have been included in these unaudited interim consolidated financial statements.

2.	ACQUISITIONS AND LICENSING AGREEMENTS

Acquisition of Remaining Shares of Technolas Perfect Vision GmbH

On January 25, 2013, the Company completed the acquisition of all outstanding and unowned shares of Technolas Perfect Vision GmbH (TPV), representing 45.9 percent of TPV’s outstanding equity. TPV is a leading ophthalmology laser company based in Munich, Germany, established in 2009 through a joint venture between the Company and 20/10 Perfect Vision AG. The TPV femtosecond and excimer laser platforms for cataract and refractive surgery will broaden the Company’s already robust surgical product portfolio and new product pipeline. Pursuant to the terms of a share option agreement (the “TPV Share Option Agreement”) entered into during 2011, among the Company, 20/10 Perfect Vision AG, and other shareholders of TPV, the Company purchased a call option allowing it to acquire the unowned shares of TPV based on the achievement of certain milestones and earn-outs. The Company exercised its call option in November 2012. The consideration for the unowned shares at closing was a cash payment of €99.5 ($134.0) which is subject to certain adjustments and contingent consideration in the form of milestone payments of up to €92.0 contingent on achievement of sales targets for specific TPV products in future years. The preliminary fair value of this contingent consideration was estimated to be $4.6.

Prior to the acquisition of the remaining unowned shares in TPV, the Company accounted for its investment in TPV under the equity method in accordance with ASC 323—Investments—Equity Method and Joint Ventures. Under the equity method, the results of operations of the joint venture are included in Equity in Losses of Equity Method Investee on the Company’s Statements of Income. The carrying amount of the investment was adjusted to reflect the Company’s share of TPV’s net earnings and certain other adjustments. During the first quarters of 2012 and 2013 (prior to the acquisition), the Company recorded losses of $5.1 and $7.4, respectively, primarily reflecting its share of TPV’s net loss. The carrying amount of the investment (including the cost of the call option) as of December 29, 2012 and January 25, 2013 (immediately prior to the acquisition) was $168.1 and $160.7, respectively.

The following table presents summarized financial information for the Company’s TPV Joint Venture:

	(Unaudited)
	Three Months Ended March 31, 2012	Period from December 30, 2012 to January 25, 2013
Net sales	$16.2	$4.5
Gross profit (loss)	7.4	(0.6)
Loss from continuing operations	9.0	14.6
Net loss	9.5	14.1
Bausch & Lomb’s share of net loss	5.1	7.4

The purchase of the remaining unowned shares in TPV resulted in the Company obtaining control over TPV. Accordingly, the transaction is being accounted for as a business combination according to ASC 805—Business Combinations. Under ASC 805, the Company is required to measure the fair value of its previously held equity interest and record a gain or loss for the difference between this fair value and the equity interest’s carrying value. Using an income approach, which the Company considers to be a Level 3 measurement, the fair value of the equity interest was determined to be $163.0; therefore, a gain of $2.3 was recorded. The Company considers the fair value of the equity interest to be a Level 3 measurement. Some of the assumptions and estimates used include revenue growth rates, operating margins and capital requirements used to calculate project future cash flows along with terminal growth rates and risk adjusted discount rates.

Additionally, the Company held a note receivable of €39.6 ($53.3) from TPV which was to be repaid with proceeds of certain laser units produced by TPV and sold to third parties (the “Laser Financing”). Pursuant to ASC 805, the Laser Financing qualifies as a preexisting relationship and requires the Company to recognize a gain or loss on the effective settlement of the preexisting relationship at the lower of the stated settlement provisions or the amount the contract terms are favorable or unfavorable (from the acquirer’s perspective) compared to pricing for current market transactions for the same or similar loans. The agreement is silent regarding settlement terms other than through the proceeds of certain laser units. The Company’s preliminary evaluation is that the terms of this loan result in a gain of $1.0. The fair value of the Laser Financing was determined using a discounted cash flow method which the Company considers to be a Level 2 measurement. Subsequent to the transaction, this note receivable eliminates in consolidation with the liability recorded by TPV for the Laser Financing.

In accordance with the requirements under Topic 805, the Company has recorded the identifiable assets acquired and liabilities assumed at their estimated fair values as of January 25, 2013. The estimates of fair value were developed using a variety of valuation approaches as considered appropriate for each of the assets or liabilities valued. A market approach considering recent sales prices of the same or similar assets in an arm’s-length transaction was utilized in estimating the fair value of inventory. The fair value of property, plant and equipment was estimated using a cost approach unless sufficient data on sales and offerings of similar equipment was available to apply a market approach. The relief from royalty income approach was used to estimate the fair value of the trade name and technology intangible assets. The relief from royalty approach reflects the present value of the cost savings that accrue to an owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of an asset, taking into account an appropriate discount rate to reflect the time value and risk associated with the asset. The trade name and technology intangible assets will be amortized over their weighted average remaining useful lives of 25 years and 9 years, respectively. The excess earnings income approach method was used to estimate the fair values of customer relationships, which reflects the present value of the operating cash flows generated by the intangible assets after taking into account the cost to realize the revenue and an appropriate discount rate to reflect the time value and risk associated with the invested capital. The customer relationship intangible assets will be amortized over a weighted average remaining useful life of 8 years. The non-competition agreement was valued using the with and without method of the income approach. The with and without method measures the value of an asset by the difference in the businesses’ cash flows with and without the asset in place. The non-competition intangible asset will be amortized over the three year life of the agreement. The weighted average remaining useful life for all identified intangible assets is 12 years. The fair value of the contingent consideration was estimated using a Monte Carlo simulation model using the following assumptions:

1) Expected volatility was based on revenue volatilities in companies comparable to TPV. The revenue volatilities were based on the average of historical quarterly revenue volatilities;

2) The look-back period for the historical volatility is ten years (or the comparable company’s entire history if ten years of data was not available); and

3) The risk-free rate of interest was based on the Euro sovereign AAA strips curve as of the acquisition date. The cost of debt was based on the Euro BB Industrial yield curve as of the acquisition date.

The excess of the consideration transferred over the net tangible and intangible assets was recorded as goodwill. The goodwill arising from the acquisition was attributed to the ability of TPV’s products to augment Bausch & Lomb’s new product pipeline with cutting-edge surgical technology and enhance the Company’s ability to grow its surgical business. The goodwill is not tax deductible.

The preliminary fair values were based upon preliminary valuation data and estimates that are subject to change. The Company continues to refine the valuation data and estimates and expects to complete the valuation no later than the first anniversary date of the acquisition which is January 25, 2014. The Company anticipates that adjustments will continue to be made to the preliminary fair value estimates and those adjustments may be material.

The fair value of the consideration transferred was:

Purchase price of unowned shares	$134.0
Fair value of pre-existing equity ownership	163.0
Laser Financing effective settlement	54.3
Contingent consideration	4.6

Total fair value of consideration transferred	$355.9

Provisionally recognized amounts of identifiable assets acquired and liabilities assumed are:

Inventory	53.1
PP&E	24.3
Customer relationships	22.7
Technology	59.5
Trade name	21.7
Non-competition agreement	8.6
Goodwill	191.9
Accounts payable and accrued liabilities	(39.7)
Other assets and liabilities, net	13.8

Total	$355.9

The results of operations of TPV were included in the consolidated financial statements of the Company beginning on January 26, 2013, including sales of $16.9. TPV was integrated into the Company’s surgical business in 2013. As a result, it is not practicable to determine standalone TPV earnings.

Pro Forma Information

The pro forma financial information is not intended to represent or be indicative of the actual results of operations of the Company that would have been reported had the acquisition been completed on January 1, 2012 (the first day of fiscal 2012), nor is it representative of future operating results of the Company. The pro forma information does not include any operating efficiencies or cost savings that the Company may achieve with respect to combining the companies.

The following table presents unaudited supplemental pro forma information for the Company as if the acquisition of TPV had occurred as of the beginning of fiscal year 2012:

	(Unaudited) Quarter Ended
	March 31, 2012	March 30, 2013
Net Sales	$742.4	$767.3
Net (Loss) Income Attributable to Bausch & Lomb Holdings Incorporated	(14.2)	11.5

These results include certain adjustments for the quarters ended March 31, 2012 and March 30, 2013, which are directly attributable to the acquisition, such as (1) to record certain incremental expenses resulting from the fair value of consideration transferred, such as amortization expense in connection with the fair value adjustments to acquisition-related intangible assets and fair value step-up to inventory, (2) to eliminate interest related to intercompany loans between the Company and TPV, and (3) to eliminate net sales and costs of goods sold on intercompany transactions between the Company and TPV.

The unaudited pro forma financial information also includes adjustments for certain non-recurring items such as (1) the impact of TPV’s Management Incentive Program (MIP), which vested due to a qualifying exit event, and a special management bonus increasing stock compensation expense $9.4 for the three months ended March 31, 2012 and decreasing stock compensation expense $9.4 for the three months ended March 30, 2013, (2) the inclusion of transaction costs of $1.7 for the three months ended March 31, 2012, (3) the elimination of acquisition costs, including restructuring costs of $1.2 for the three months ended March 30, 2013 that were included as part of the $1.7 transaction cost for the three months ended March 31, 2012 and (4) the impact of eliminating equity in losses of equity method investee of $5.1 and $7.4 for the three months ended March 31, 2012 and March 30, 2013 respectively.

There is an income tax benefit of $4.0 and an income tax expense of $6.9 for the three months ended March 31, 2012 and March 30, 2013, respectively, which were computed by applying the statutory tax rates of the relevant jurisdictions to the pro forma adjustments listed above. These tax rates do not reflect the Company’s effective tax rate, which includes other items such as valuation allowance impacts and other tax charges or benefits. The effective tax rate of the combined company may be significantly different from the rates assumed for purposes of preparing the unaudited pro forma condensed consolidated financial statements for a variety of factors. The Company’s tax provision for the quarter ended March 30, 2013 includes a non-recurring benefit related to the release of valuation allowance as a result of taxable temporary differences that were recorded as part of the TPV acquisition.

Acquisition of ISTA Pharmaceuticals, Inc.

On June 6, 2012, the Company completed the acquisition of ISTA Pharmaceuticals, Inc. (ISTA), a leading pharmaceutical company, under which it acquired all outstanding stock of ISTA for $9.10 per share or $487.5 ($465.5, net of cash acquired). The purchase was financed by $170.0 of borrowings under the Company’s delayed draw term loan facility and cash on-hand. The combination added ISTA’s portfolio of industry-proven allergy drugs, glaucoma drugs, spreading agents and a non-steroidal anti-inflammatory drug to the Company’s complementary portfolio of existing prescription ophthalmology and over-the-counter eye health products.

The Company accounted for the acquisition in accordance with the requirements under Topic 805, and has recorded the identifiable assets acquired and liabilities assumed at their estimated fair values as of June 6, 2012. The fair values of identifiable assets acquired and liabilities assumed were based upon preliminary valuation data and estimates that were subject to change.

During the second quarter of 2013, the Company recorded certain adjustments to the preliminary fair values of certain assets acquired and liabilities assumed in the ISTA acquisition. The Company has retrospectively adjusted the preliminary fair values as of the acquisition date. Following these adjustments, the Company has finalized the determination of fair value relative to the ISTA acquisition.

Pro Forma Information

The pro forma financial information is not intended to represent or be indicative of the actual results of operations of the Company that would have been reported had the acquisition been completed on January 1, 2011 (the first day of fiscal 2011), nor is it representative of future operating results of the Company. The pro forma information does not include any operating efficiencies or cost savings that the Company may achieve with respect to combining the companies.

The following table presents unaudited supplemental pro forma information for the Company as if the acquisition of ISTA had occurred as of the beginning of fiscal year 2011:

(Unaudited) Quarter Ended
March 31, 2012
Net Sales	$758.0
Net Loss Attributable to Bausch & Lomb Holdings Incorporated	(19.2)

These results include certain adjustments for the quarter ended March 31, 2012, which are directly attributable to the acquisition, such as (1) to record certain incremental expenses resulting from the fair value of consideration transferred, such as amortization expense in connection with the fair value adjustments to acquisition-related intangible assets, (2) to record the effect of interest expense and amortization of incremental debt issuance costs related to the delayed draw term loan used to finance the acquisition, and (3) to eliminate net sales and costs of goods sold on intercompany transactions related to the Company’s contract to manufacture products for ISTA. The unaudited pro forma financial information also includes a non-recurring items to exclude transaction costs of $5.8.

There is an income tax benefit of $3.2, which was computed by applying the statutory tax rates of the relevant jurisdictions to the pro forma adjustments listed above. These tax rates do not reflect the Company’s effective tax rate, which includes other items such as valuation allowance impacts and other tax charges or benefits. The effective tax rate of the combined company may be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed consolidated financial statements for a variety of factors.

Worldwide Licensing Agreement for Latanoprostene Bunod

In March 2010, the Company entered into a licensing agreement with NicOx, S.A. (NicOx), which granted the Company exclusive worldwide rights to develop and commercialize latanoprostene bunod, a nitric oxide-donating compound for the treatment of glaucoma and ocular hypertension. The Company initiated a global phase 3 development program for latanoprostene bunod in January 2013. Also under the terms of the agreement, the Company may be required to make potential regulatory, commercialization and sales success-based milestones payments over time. NicOx will receive royalties on the sales of latanoprostene bunod and will have the option to co-promote latanoprostene bunod products in the United States. No amounts associated with this agreement have been recorded in 2013.

3.	EARNINGS PER SHARE

Basic earnings per share computations are based on the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share computations are based on the weighted average number of shares of common stock outstanding during the year and potential shares of common stock outstanding during the period. Potential common shares, comprising incremental common shares issuable upon the exercise of stock options and restricted stock awards are included in the calculation of diluted earnings per share to the extent such shares are dilutive.

The table below presents the computation of basic and diluted earnings per share:

	Three Months Ended
	March 31, 2012	March 30, 2013
Net Income Attributable to Bausch & Lomb Holdings Incorporated	$4.0	$3.1

Weighted Average Basic Shares Outstanding (000s)	104,050	104,297
Effect of Dilutive Shares:
Stock options	1,489	2,814

Weighted Average Diluted Shares Outstanding (000s)	105,539	107,111

Basic Net Income Per Share	$0.04	$0.03
Diluted Net Income Per Share	$0.04	$0.03

4.	GOODWILL

The changes in the carrying amount of goodwill for the periods ended December 29, 2012 and March 30, 2013 are as follows:

	Pharmaceuticals	Vision Care	Surgical	Total
Balance as of December 29, 2012	$672.5	$592.4	$150.6	$1,415.5
Acquisition of TPV [1]	—	—	191.9	191.9
Other (primarily currency)	(6.0)	(12.2)	(7.6)	(25.8)

Balance as of March 30, 2013	$666.5	$580.2	$334.9	$1,581.6

Balance as of December 29, 2012	$672.5	$592.4	$445.8	$1,710.7
Goodwill	—	—	(295.2)	(295.2)

Accumulated impairment losses	$672.5	$592.4	$150.6	$1,415.5

Balance as of March 30, 2013
Goodwill	$666.5	$580.2	$630.1	$1,876.8
Accumulated impairment losses	—	—	(295.2)	(295.2)

	$666.5	$580.2	$334.9	$1,581.6

[1]	See further discussion in Note 2—Acquisitions and Licensing Agreements.

5.	ACQUIRED INTANGIBLE ASSETS

The components of intangible assets as of December 29, 2012 and March 30, 2013 are as follows:

	December 29, 2012			March 30, 2013
	Weighted Average Remaining Amortization Period [2]	Gross Carrying Amount	Accumulated Amortization	Weighted Average Remaining Amortization Period [2]	Gross Carrying Amount	Accumulated Amortization
Technology [1]	8 years	$736.0	$299.0	8 years	$789.3	$314.6
Company trade name	Indefinite	755.0	—	Indefinite	$755.0	$—
Developed Products [3]	11 years	429.6	25.5	11 years	429.3	35.2
Customer/distributor relationships [1]	14 years	294.1	81.1	14 years	309.6	84.5
Sub-brand trade names [1]	15 years	92.2	26.7	17 years	112.9	28.1
In-Process Research & Development [2,3]	Indefinite	21.4	—	Indefinite	21.4	—
Other [1,4]	15 years	11.6	3.0	9 years	19.3	3.5

Total	11 years	$2,339.9	$435.3	11 years	$2,436.8	$465.9

[1]

In the first quarter 2013, the Company recorded intangible assets as a result of the acquisition of all outstanding and unowned shares of Technolas Perfect Vision GmbH (TPV). The intangible assets included $59.5 ascribed to Technology, $22.7 ascribed to Customer Relationships, $21.7 ascribed to Sub-brand trade names and $8.6 ascribed to other, related to a non-competition agreement (see Note 2—Acquisitions and Licensing Agreements).

[2]

The IPR&D intangible asset includes three products which will be amortized upon commercialization based upon the expected life of the products. The remaining intangible assets are being amortized over the expected period of benefit.

[3]

In June 2012, the Company recorded intangible assets as a result of the acquisition of ISTA. The intangible assets included $418.2 ascribed to developed products and $21.4 ascribed to IPR&D (see Note 2—Acquisitions and Licensing Agreements).

[4]	Other primarily consists of proprietary databases and the TPV non-competition agreement.

Amortization expense of intangibles for the quarters ended March 31, 2012 and March 30, 2013 was $23.1 and $34.1, respectively. Total estimated amortization expense for fiscal years 2013 through 2017 is as follows:

Fiscal Year	Amount
2013	$138.4
2014	138.0
2015	137.3
2016	132.4
2017	105.7

6.	DEBT

Debt outstanding as of December 29, 2012 and March 30, 2013 was:

Type	Maturity	Coupon Interest Rate	December 29, 2012	March 30, 2013
Holdco unsecured term loan	2018	LIBOR + 5.25%	$—	$700.0
U.S. dollar-denominated senior secured term loan [1]	2019	LIBOR + 4.25%	1,915.8	1,906.7
Euro-denominated senior secured term loan [1]	2019	EURIBOR + 4.75%	602.8	581.7
U.S. dollar-denominated delayed draw term loan	2015	LIBOR + 3.75%	400.0	399.0
U.S. dollar-denominated revolver loan	2015	LIBOR + 3.75%	—	170.0
Senior notes [1]	2015	9.875%	349.7	349.7
Japanese yen-denominated revolving credit facility	2013	TIBOR + 0.75%	23.7	30.6
Debentures	2028	7.125%	11.6	11.6
Other	Various	Various	0.1	0.2

			3,303.7	4,149.5
Less current portion			(52.3)	(222.7)

			$3,251.4	$3,926.8

[1]	Amounts shown reflect outstanding borrowings net of unamortized original issue discount.

Holdco Unsecured Term Loan

On March 19, 2013, Holdco borrowed $700.0 under a new senior unsecured term loan facility (Holdco Senior Term Loans) to finance, in part, the payment of the March 2013 Dividend, along with the payment of related fees and expenses.

Until March 19, 2014 (or earlier, between October 1, 2013 and March 19, 2014, under certain circumstances), the Holdco Senior Term Loans will bear interest at a rate per annum equal to 5.25 percent (or 6.00 percent if paid as PIK Interest) plus LIBOR, provided that LIBOR rates are subject to a floor of 1 percent per annum; on and after March 19, 2014 (or earlier, between October 1, 2013 and March 19, 2014, under certain circumstances), the term loans will bear interest at a rate per annum equal to 9.50 percent (or 10.25 percent if paid as PIK Interest).

The fair value of the Company’s long-term debt as of December 29, 2012 and March 30, 2013 was approximately $3,365.6 and $4,213.4, respectively. The fair values were determined in accordance with Topic 820 and fall within Level 2 in the fair value hierarchy, using significant other observable inputs. The measurement was based on the market approach technique. Inputs used to determine the fair value of debt include a combination of market price quotations obtained from several third-party banks or services for the various tranches of outstanding debt. Fair market value is determined using a model which computes an average of the quotations received.

7.	DERIVATIVE FINANCIAL INSTRUMENTS

The table below presents information concerning the balance sheet classification and fair value of the Company’s derivative instruments.

	December 29, 2012	March 30, 2013
Foreign currency contracts:
Other current assets	$0.5	$1.6
Accrued liabilities	(2.7)	(2.6)

Total Fair Value of Derivatives	$(2.2)	$(1.0)

Foreign Currency Risk Management

The Company enters into foreign currency derivative instruments primarily to offset foreign currency exposures related to foreign currency transactions. Although allowable, a hedging relationship for this risk has not been designated, as designation would not achieve different financial reporting results. Foreign currency derivative instruments are carried on the balance sheet at fair value with changes in fair value recorded in income. The fair value measurements fall within Level 2 in the fair value hierarchy, using significant other observable inputs. The measurement was based on the income approach technique. Inputs used to determine the fiar value include prevailing market spot rates and forward points. In addition, from time to time the Company may selectively hedge firm commitments that represent both a right and an obligation, mainly for committed purchase orders for foreign-sourced equipment.

As of December 29, 2012 and March 30, 2013, the Company was a party to approximately 40 outstanding foreign currency derivative instruments. The following table is a summary of the Company’s primary hedging positions and corresponding net fair values held:

	December 29, 2012		March 30, 2013
Currency Hedged	Gross Notional Value	Net Asset (Liability)	Gross Notional Value	Net Asset (Liability)
Euro / U.S. Dollar	$71.3	$0.3	$86.8	$0.7
Euro / Great Britain Pound	27.5	(0.5)	63.2	(0.2)
Euro / Russian Ruble	27.6	(0.1)	27.6	(0.1)
Euro / Japanese Yen	19.7	(1.9)	16.9	(1.1)
U.S. Dollar / Japanese Yen	19.6	—	12.7	—
U.S. Dollar / Canadian Dollar	5.8	—	5.9	—
All others, less than $5 individually	34.6	—	27.0	(0.3)

	$206.1	$(2.2)	$240.1	$(1.0)

Summary of Non-Designated Derivative Instrument Losses

The following table presents the net losses associated with foreign currency derivative instruments not designated as cash flow hedges on the Statements of Income:

	Quarter Ended March 31, 2012	Quarter Ended March 30, 2013
Caption on Statements of Income
Foreign currency, net	$2.8	$1.4

8.	PROVISION FOR INCOME TAXES

	Quarter Ended March 31, 2012	Quarter Ended March 30, 2013
Income before Income Taxes and Equity in Losses of Equity Method Investee	$27.6	$15.1
Provision for Income Taxes	17.4	5.2
Effective Tax Rate	63.0%	34.7%

Effective Tax Rate The differences between the effective tax rates above and the income tax computed by applying the statutory U.S. Federal income tax rate of 35.0 percent to Income before Income Taxes and Equity in Losses of Equity Method Investee continue to be primarily attributable to losses for which no tax benefit could be recorded, and the geographic mix of income before taxes from operations outside the United States and the related tax rates in those jurisdictions.

The quarter ended March 30, 2013 also reflects a discrete tax charge of $0.5 related to the pretax gain and a discrete tax benefit of $3.5 related to a decrease in valuation allowance, which were recorded in connection with the TPV acquisition, (See Note 2—Acquisitions and Licensing Agreements).

Unrecognized Tax Benefits

The Company had $34.9 and $36.2 of unrecognized tax benefits as of December 29, 2012 and March 30, 2013, respectively. The year-to-date increase in unrecognized tax benefits was primarily attributable to the uncertain tax positions recorded in connection with the acquisition of TPV. The Company believes it is reasonably possible that, due to the conclusion of audits and the expiration of statutes of limitation anticipated within the next 12 months, $1.6 of its previously unrecognized tax benefits, primarily related to international uncertain tax positions, may become recognized, resulting in an impact to the effective tax rate.

Based on the outcome of ongoing examinations, tax litigation, settlements, or as a result of changes in tax law, it is reasonably possible that the unrecognized tax benefits for uncertain tax positions will materially change from those which are recorded as of March 30, 2013. In addition, the outcome of these proceedings may impact the reported amount of certain deferred tax assets (such as net operating losses or tax credits) and related valuation allowance, if any. Based on the number of tax years currently under examination by the respective taxing authorities, the Company anticipates that several of these audits may be finalized in the foreseeable future. However, based on the status of these examinations, and the protocol for finalizing audits by the respective taxing authorities, which may include formal legal proceedings, it is not possible to estimate the impact that changes in these examinations will have on the amounts recorded as unrecognized tax benefits. There have been no significant changes to the status of these examinations during the quarter ended March 30, 2013.

9.	EMPLOYEE BENEFITS

The Company’s benefit plans, which in the aggregate cover substantially all U.S. employees and employees in certain other countries, consist of defined benefit pension plans, a participatory defined benefit postretirement plan and defined contribution plans. The following table provides the components of net periodic benefit cost for the Company’s defined benefit pension plans and postretirement benefit plan for the quarters ended March 31, 2012 and March 30, 2013:

	Pension Benefit Plans				Postretirement Benefit Plan
	U.S. Plan		Non-U.S. Plans
	Mar. 31, 2012	Mar. 30, 2013	Mar. 31, 2012	Mar. 30, 2013	Mar. 31, 2012	Mar. 30, 2013
Service cost	$0.1	$0.1	$0.6	$0.8	$0.3	$0.6
Interest cost	2.6	2.4	2.0	1.9	1.1	0.8
Expected return on plan assets	(2.9)	(3.4)	(1.4)	(1.6)	(0.3)	(0.2)
Amortization of prior service cost	—	—	—	—	(1.2)	(1.3)
Amortization of net loss	2.1	1.7	0.3	3.2	1.1	0.7

Net periodic benefit cost	$1.9	$0.8	$1.5	$4.3	$1.0	$0.6

Defined Contribution Plans

Total Company costs associated with the U.S. defined contribution plan were $9.8 and $11.2 in the quarters ended March 31, 2012 and March 30, 2013, respectively. Total Company costs associated with the non-U.S. defined contribution plans were $3.5 in both quarters ended March 31, 2012 and March 30, 2013.

10.	EMPLOYEE STOCK PLANS

The Company accounts for its share-based compensation plans in accordance with FASB ASC Topic 718, Compensation—Stock Compensation.

The fair value of the common stock underlying the following equity awards was determined using both a discounted cash flow method (DCF), an income approach, and the guideline company method (GPC), a market approach. The results of the DCF method and the GPC method were averaged on an equal weight basis and then discounted for lack of marketability. The resulting fair value was then divided by outstanding shares to arrive at the fair value per common share.

Special Performance Award

In February 2013, the Company granted a special equity award in the form of 117,500 special performance stock options and 117,500 time-based stock options to a key executive. Compensation cost for time-based stock options is recognized on a straight-line basis over the three-year vesting period. Unrecognized stock compensation expense related to the nonvested portion of this award is approximately $2.0. The special performance award will vest subject to a requisite service period and the achievement of several performance goals. The grant date fair value of $43.25 per share was based on the market value of the Company’s stock on the grant date. The Company will recognize compensation cost for this award over the requisite service period if and when the Company concludes that it is probable that the performance conditions will be achieved. As of March 30, 2013, no compensation cost was recognized with respect to the performance stock options.

Restricted Stock Award

In February 2013, the Company also granted a special equity award in the form of 116,000 restricted shares of the Company’s common stock and 175,000 time-based stock options. Compensation cost for time-based stock options is recognized on a straight-line basis over the three-year vesting period. Unrecognized stock compensation expense related to the nonvested portion of this award is approximately $3.0. The restricted stock award will vest over a period of three years (33.3 percent on the anniversary of the grant date each year) subject to earlier vesting upon the occurrence of both (i) a Change in Control and (ii) the date on which the Grantee’s employment terminates (subject to certain conditions). The grant date fair value of $43.25 per share was based on the market value of the Company’s stock on the grant date. Compensation cost is recognized on a straight-line basis over the expected vesting period. During the first quarter, $0.1 of equity-based compensation cost was recognized for this award. As of March 30, 2013, there was approximately $4.9 of unrecognized compensation cost related to the non-vested award, which is expected to be recognized over a period of approximately three years.

March 2013 Dividend

On March 15, 2013, the Company’s board of directors declared a cash dividend of $7.40 per share on its outstanding common stock (the “March 2013 Dividend”). In connection with the March 2013 Dividend, the Company modified certain stock-based compensation awards held by current and former employees and directors of the Company, including (i) by making a cash payment in respect of, and adjusting the exercise price of, certain vested time-based stock options, (ii) by reducing the exercise price of all other stock options and (iii) in respect of the outstanding restricted stock by adjusting the market-based vesting condition and paying dividends subject to the underlying vesting conditions. Cash payments related to the modified stock-compensation awards totaled $12.4 ($2.4 was unpaid as of March 30, 2013). Amounts related to restricted stock grants of $3.2 were unpaid as of March 30, 2013. There was no incremental cost of the make-whole modification of time-based and performance-based stock options and restricted stock.

The following actions were taken to adjust the stock options outstanding and the restricted stock grants:

Time-Based Stock Options A cash payment of $3.70 per option was made, and the exercise price of each option was reduced by the same amount, for each time-based stock option that was vested and exercisable as of March 15, 2013 with respect to the named executive officers and other active employees, but not with respect to former employees. For the unvested portion of each such stock option, and for each other stock option held by a named executive officer, current or former employee, the exercise price per share was reduced by $7.40.

Performance-Based Stock Options The exercise price of each performance-based FEP stock option was reduced by $7.40 and each performance-based FEP stock option was cancelled effective with respect to the named executive officers and other active employees, but not with respect to former employees, as of March 21, 2013. In connection with such cancellation, a minimum cash payment will be made to performance-based stock option holders who are executive officers and/or active employees.

Operations Leadership Team Action Agenda Incentive Plan (OLTAAIP) Stock Options For each OLTAAIP stock option, the per share exercise price was reduced by $7.40.

Restricted Stock Award A cash dividend of $7.40 per share will be paid for each share of restricted stock, subject to, in the same proportion as, and at the time of the vesting of such restricted stock and a market-based vesting condition as applicable, will be adjusted by reducing the fair market value threshold by $7.40.

11.	BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The Company considers Adjusted EBITDA an indicator of the operational strength and performance of its business. Adjusted EBITDA is included because it is a key financial measure used by management to internally measure the Company’s operating performance and assess its ability to incur additional debt and meet liquidity requirements.

Costs associated with support functions that are not directly associated with one of the three business segments, such as certain manufacturing, research and development and administrative expenses, including corporate, are not allocated to or included in segment results.

Business Segment

The following table present sales by business segment for the quarters ended March 31, 2012 and March 30, 2013:

	Quarter Ended
	March 31, 2012		March 30, 2013
Net Sales:
Pharmaceuticals	$300.0	41%	$323.1	42%
Vision Care	301.7	42%	296.9	39%
Surgical	124.5	17%	143.6	19%

	$726.2		$763.6

The following table presents Segment Adjusted EBITDA and a reconciliation to net income.

	Quarter Ended
	March 31, 2012	March 30, 2013
Adjusted EBITDA:
Pharmaceuticals	$97.2	$111.2
Vision Care	88.5	87.2
Surgical	16.7	19.3

Segment Adjusted EBITDA	202.4	217.7
Other, including support functions and corporate	(65.9)	(69.3)
Stock-based compensation [1]	(4.8)	(5.1)
Other Significant Items:
Business realignment and exit activities [2]	(3.0)	0.3
Acquisition accounting adjustments [3]	(0.3)	0.3
Asset impairment charges [4]	—	(5.0)
Other Adjustments:
Product liability and litigation expenses [5]	(1.6)	(0.5)
Acquisition related costs [6]	(1.9)	(2.1)
Licensing milestone [7]	(10.0)	(1.0)
Legal judgment related to Brazil distributor termination [8]	3.0	—
Fees associated with initial public offering [9]	—	(1.9)
Other, net [10]	(0.2)	(0.6)
Net income (loss) attributable to noncontrolling interest	1.1	(0.6)
Depreciation and amortization	(51.8)	(63.7)

Operating Income	67.0	68.5
Interest expense and other financing costs	(39.5)	(55.2)
Interest and investment income	1.5	1.9
Foreign currency, net	(1.4)	(0.1)
Provision for income taxes	(17.4)	(5.2)
Equity in losses of equity method investee	(5.1)	(7.4)

Net income	$5.1	$2.5

[1]	Represents stock-based compensation expense recognized under FASB ASC Topic 718 Compensation—Stock Compensation.
[2]

Includes exit activity charges of $1.4 in the quarter ended March 31, 2012 and a reversal of exit activity reserves of $0.5 in the quarter ended March 30, 2013, respectively. Also includes other expenses for business realignment initiatives benefitting ongoing operations of $1.6 and $0.2 in the quarters ended March 31, 2012 and March 30, 2013, respectively.

[3]

Represents the increase in cost of goods sold as a result of the step-up of inventory to fair market value recorded in connection with the Waicon ($0.3) and TPV ($3.0) acquisitions. The Waicon inventory that was revalued was sold in 2012. The TPV inventory that was revalued will primarily be sold in 2013. 2013 also includes a $3.3 gain related to the Company’s acquisition of the remaining unowned shares of TPV. See Note 2—Acquisitions and Licensing Agreements.

[4]	Represents charges associated with the write-down of investments in equity securities using the cost method of accounting.
[5]

Represents expenses associated with product liability cases related to the 2006 MoistureLoc product recall and the cost of actual MoistureLoc claims settled (net of insurance recoveries); and expenses associated with the legal proceedings, including the Wilmington Partners matter, the Rembrandt arbitration and certain governmental investigations, described in Note 16—Other Matters.

[6]	Represents costs associated with the acquisition and integration of Waicon, ISTA and TPV, including severance, integration costs and professional fees.

[7]

2012 amount represents payment of a development milestone to NicOx upon publication of favorable results of a Phase 2b clinical study related to latanoprostene bunod, a development stage drug compound for which we have licensed global rights from NicOx. 2013 amount relates to payment of a development milestone associated with development of a technology to treat ocular redness. GAAP requires such payments to be expensed to research and development, up until the time a product is approved for commercial sale, after which time such milestone payments are capitalized as intangible assets and amortized.

[8]	Represents income recorded upon the reversal of a 2011 legal judgment associated with our termination of a distributor in Brazil, which was partially overturned on appeal in the first quarter of 2012.
[9]	Represents costs associated with the initial public offering of shares, mainly professional fees.
[10]	Represents non-cash losses associated with the retirement of fixed assets and other individually immaterial items.

Geographic Region

Net sales in markets outside the United States totaled $448.7 in the first quarter of 2012 and $447.7 in the first quarter of 2013. U.S. net sales totaled $277.5 in the first quarter of 2012 and $315.9 in the first quarter of 2013. No non-U.S. country generated more than 10 percent of total product net sales during the quarters ended March 31, 2012 or March 30, 2013. No single customer generated more than 10 percent of total product net sales during the quarters ended March 31, 2012 or March 30, 2013.

12.	COMMITMENTS AND CONTINGENCIES

Subsidiary Debt Guarantees

Opco guarantees in writing for its subsidiaries certain indebtedness used for working capital and other obligations. Those written guarantees totaled approximately $913.9 and $901.8 at December 29, 2012 and March 30, 2013, respectively. The written guarantees are principally attributed to Opco’s guarantee of a euro-denominated senior secured term loan facility on behalf of its Dutch subsidiary and its guarantee of a bank loan on behalf of its Japanese subsidiary. Outstanding balances under the guaranteed debt facilities were $647.2 and $636.5 at December 29, 2012 and March 30, 2013, respectively. From time to time, Opco may also make verbal assurances with respect to indebtedness of its subsidiaries under certain lines of credit or other credit facilities, also used for working capital.

Letters of Credit

Opco had outstanding standby letters of credit totaling approximately $30.4 and $17.8 at December 29, 2012 and March 30, 2013, respectively, on behalf of various subsidiaries. Additionally, outstanding standby letters of credit totaling approximately $28.5 at December 29, 2012 and March 30, 2013 were in place to ensure payment of possible workers’ compensation, product liability (exclusive of the MoistureLoc product liability 1 ) and other insurance claims. At December 29, 2012 and March 30, 2013, the Company had recorded liabilities of approximately $9.6 and $11.2, respectively, related to workers’ compensation, product liability (exclusive of the MoistureLoc product liability1) and other insurance claims.

[1]	Letters of credit are not necessary due to the corresponding insurance recovery asset as described in Note 16—Other Matters—Product Liability Lawsuits.

13.	SUPPLEMENTAL BALANCE SHEET INFORMATION

	December 29, 2012	March 30, 2013
Inventories
Raw materials and supplies	$84.5	$102.5
Work in process	18.3	29.7
Consigned inventory	13.0	14.3
Finished products	201.6	224.9

	$317.4	$371.4

	December 29, 2012	March 30, 2013
Property, Plant and Equipment, net
Land	$47.6	$47.1
Buildings	391.1	390.1
Machinery and equipment	749.2	767.6
Leasehold improvements	34.4	38.1
Equipment on operating lease	23.4	26.5

	1,245.7	1,269.4
Less accumulated depreciation	(527.1)	(536.4)

	$718.6	$733.0

Reserve balances included in Accrued Liabilities on our Balance Sheets are as follows:

	December 29, 2012	March 30, 2013
Chargebacks	$29.2	$22.4
Discounts and other contractual adjustments	159.6	154.2
Returns	54.3	56.5

	$243.1	$233.1

14.	EQUITY

On March 15, 2013, the Company’s board of directors declared a cash dividend of $7.40 per share on the Company’s outstanding common stock, resulting in total distributions to its stockholders of $772.4. The dividend was payable on March 19, 2013.

The following table summarizes the change in the components of our Accumulated Other Comprehensive Loss (AOCL) balance for the periods presented (all amounts are presented net of tax):

	Currency Translation Adjustment	Minimum Additional Pension Liability [1]	Accumulated Other Comprehensive Loss
Balance at December 29, 2012	$(37.6)	($170.5)	$(208.1)
Other comprehensive (loss) income before reclassifications	(36.7)	2.5	(34.2)
Amounts reclassified from AOCL	—	3.1	3.1

Net change in other comprehensive (loss) income	(36.7)	5.6	(31.1)

Balance at March 30, 2013	$(74.3)	$(164.9)	$(239.2)

[1]	For additional information about pension plans, refer to Note 9—Employee Benefits.

15.	NEW ACCOUNTING GUIDANCE

Recently Adopted

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02), which finalizes the requirements of ASU 2011-05 that were deferred by ASU 2011-12. ASU 2013-02 clarifies how to report the effect of significant reclassifications out of accumulated other comprehensive income. The Company is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 is effective for fiscal years and interim periods within those years beginning after December 15, 2012 and early adoption is permitted. The Company adopted this guidance on December 30, 2012 (the beginning of our fiscal year). The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Not Yet Adopted

In March 2013, the FASB issued ASU 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (a consensus of the FASB Emerging Issues Task Force), which clarifies the applicable guidance for a parent company’s accounting for the release of the cumulative translation adjustment into net income upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. This guidance also clarifies that the sale of an investment in a foreign entity includes both (1) events that result in the loss of a controlling financial interest in a foreign entity (that is, irrespective of any retained investment) and (2) events that result in an acquirer obtaining control of an acquiree in which it held an equity interest immediately before the acquisition date. ASU 2013-05 is effective for fiscal years and interim periods within those years beginning after December 15, 2013 on a prospective basis, and early adoption is permitted. The Company is evaluating the potential impact that the adoption of ASU 2013-05 will have on its consolidated financial statements.

16.	OTHER MATTERS

Legal Proceedings

The Company has been involved as a party in a number of material legal proceedings or investigations, including governmental investigations, tax litigation, product liability litigation, including lawsuits related to the MoistureLoc recall initiated in 2006, and breach of contract disputes. The Company intends to defend itself in all of these matters. See further discussion below.

ISTA Investigation

In April 2008, ISTA Pharmaceuticals, Inc. (ISTA), a company we acquired in 2012, received a series of Grand Jury Subpoenas from the office of the United States Attorney for the Western District of New York requesting information relating primarily to ISTA’s marketing and promotion of Xibrom. In October 2011, ISTA, and some of its officers and current and former employees received correspondence from the government identifying them as targets of an ongoing Department of Justice (DOJ) criminal investigation into ISTA’s marketing and promotional practices. Parallel civil DOJ investigations also commenced and these investigations focused on potential violations of civil and/or criminal laws, including the Federal False Claims Act, the Food, Drug and Cosmetic Act, and the Anti-Kickback Statute. In addition, two related qui tam complaints were brought against ISTA. Bausch & Lomb had no involvement in the alleged events that are the focus of the government’s investigations, but on June 6, 2012, Bausch & Lomb acquired ISTA and has therefore assumed responsibility for the matter. We executed tolling agreements to allow cooperation and discussions regarding resolution. ISTA executed indemnification agreements with each of the individuals under investigation, and each of these individuals executed a corresponding undertaking agreement. The Company has cooperated fully with the government’s investigations and discussions to resolve these civil and criminal claims. On May 24, 2013, ISTA reached agreement with the U.S. government to resolve and conclude civil and criminal allegations against it. In connection with the settlement, ISTA pled guilty to charges of Conspiracy to Introduce a Misbranded Drug in Interstate Commerce with Intent to Defraud and Mislead and Conspiracy to Violate the Anti-Kickback Statute. As part of the settlement, ISTA agreed to pay approximately $34 million in civil and criminal fines, including interest and attorney’s fees. In addition, ISTA will be prohibited from participating in federal healthcare programs such as Medicare and Medicaid. However, former ISTA products, such as Bromday, Bepreve, Istalol and Vitrase, have been transferred to Opco and will continue to be eligible for reimbursement under those programs. The liabilities assumed in connection with the acquisition of ISTA include an estimated fair value of the loss contingency of $35, included in Accrued Liabilities on the Company’s Balance Sheets as of March 30, 2013 and December 29, 2012. See Note 2—Acquisitions and Licensing Agreements for further discussion.

MoistureLoc Product Liability Lawsuits

As of May 3, 2013, the Company has been served or is aware that it has been named as a defendant in approximately 325 currently active product liability lawsuits (some with multiple plaintiffs) pending in a New York State Consolidated Proceeding described below as well as certain other U.S. state courts on behalf of individuals who claim they suffered personal injury as a result of using a contact lens solution with MoistureLoc. The Company has also received a small number of unfiled claims of injury which are not included within totals for currently active lawsuits.

Two consolidated cases were established to handle MoistureLoc claims. First, on August 14, 2006, the Federal Judicial Panel on Multidistrict Litigation created a coordinated proceeding in the Federal District Court for the District of South Carolina. Second, on January 2, 2007, the New York State Litigation Coordinating Panel ordered the consolidation of cases filed in New York State, and assigned the coordination responsibilities to the Supreme Court of the State of New York, New York County. There are approximately 320 currently active non-fusarium cases pending in the New York Consolidated Proceeding.

On July 15, 2009, the New York State Supreme Court overseeing the New York Consolidated Proceeding granted the Company’s motion to exclude plaintiffs’ general causation testimony with regard to non-fusarium infections, which effectively excluded plaintiffs from testifying that MoistureLoc caused nonfusarium infections. On September 15, 2011, the New York State Appellate Division, First Department, affirmed the Trial Court’s ruling. On February 7, 2012, the New York Court of Appeals denied plaintiffs’ additional appeal. Plaintiffs have subsequently filed a motion to renew the trial court’s ruling, and the Company has crossfiled a motion for summary judgment to dismiss all remaining claims. On May 31, 2013, the Trial Court denied Plaintiffs’ motion to renew, and granted the Company’s motion for summary judgment, dismissing all remaining non-fusarium claim. It is unknown at this time whether Plaintiffs will appeal the Trial Court’s ruling.

All matters under jurisdiction of the coordinated proceedings in the Federal District Court for the District of South Carolina have been dismissed, including individual actions for personal injury and a class action purporting to represent a class of consumers who suffered economic claims as a result of purchasing a contact lens solution with MoistureLoc.

As of May 3, 2013, the Company has settled approximately 628 cases in connection with MoistureLoc product liability suits. All U.S. based fusarium claims have now been resolved and less than five fusarium claims involving claimants outside of the United States remain pending. Based on this settlement experience, the Company’s Balance Sheets include an additional liability and a corresponding insurance recovery asset which were less than one percent of the Company’s total current liabilities as of March 30, 2013 and December 29, 2012.

The insurance recovery asset has been recorded following an assessment of (1) the Company’s available product liability insurance coverage, (2) reservations of rights raised by the carriers under such policies, (3) experience to date in working with insurance carriers in the resolution and payment of claims, and (4) third-party assessments as to the solvency of such carriers and their ability to support payment of claims against the underlying policies. The Company could in future periods incur judgments or enter into settlements that individually or in the aggregate could have a material adverse effect on its results of operations and financial condition in any such period.

Material Tax Litigation

The Company has been engaged in proceedings with the IRS concerning certain transactions relating to Wilmington Partners and their respective corporate partners, which are currently all wholly owned subsidiaries of the Company. On May 12, 2006, the IRS issued a Notice of Final Partnership Administrative Adjustment (“FPAA”) to Wilmington Partners for its two taxable periods that ended during 1999. The IRS disallowed losses that were reported in connection with the transactions referenced above, including losses carried back to taxable year 1998 and carried forward to taxable years 2001 through 2004, and asserted that the Company should have reported additional gains.

The Company reached agreement with the IRS regarding the material terms of a settlement, and finalized such settlement on May 30, 2013. Under the terms of the settlement, the Company will pay the IRS in cash approximately $37.7 in taxes, penalties and interest and utilize approximately $16.2 in tax credits relating to taxable years 2000 through 2005. In addition, the Company will pay approximately $1.8 to resolve related state tax issues. As a condition to settlement, the Company unwound the Wilmington Partners structure by (i) repaying intercompany notes owed to Wilmington Partners and (ii) liquidating Wilmington Partners into its corporate partners. The IRS agreed that the Company will recognize approximately $29.7 ($10.4 tax effected at the federal statutory tax rate) in capital gains in 2013 as a result of these repayments and liquidations. These capital gains will be fully offset by the Company’s net operating losses. As a result of the settlement, the Company will write off a related deferred tax liability of $157.7 and increase its required valuation allowance by approximately $57.7. As a result of the aforementioned items and other benefits in relation to the settlement, the anticipated net impact on the statement of operations will approximate a tax benefit of $38.4.

Rembrandt Arbitration In October 2007, the Company entered into a Master Agreement with Rembrandt Vision Technologies LP (Rembrandt) in settlement of a prior patent infringement litigation in which Rembrandt had alleged that its PureVision contact lenses, and certain CIBA Vision Corporation products, had infringed a Rembrandt patent. In March 2009, Rembrandt terminated the Master Agreement and subsequently filed a demand for arbitration, alleging a breach of its terms. An arbitration panel issued a decision on January 6, 2011, finding that it breached or potentially breached certain terms of the Master Agreement. A partial final award was rendered on July 31, 2012 in the amount of $62.0, plus $10.3 of interest expense. In December 2012, the matter was settled for $68.5, representing $58.4 of damages and $10.1 of interest. The settlement was paid in January 2013.

Subpoenas from the New York Office of Inspector General for the U.S. Department of Health and Human Services

On June 29, 2011, the Company received a subpoena from the New York Office of Inspector General for the U.S. Department of Health and Human Services regarding payments and communications between Bausch & Lomb and medical professionals related to its pharmaceutical products Lotemax and Besivance. The government has indicated that the subpoena was issued in connection with a civil investigation, and the Company is cooperating fully with the government’s investigation. The Company believes it has complied with all relevant laws and has produced certain documents in response to the subpoena. The Company has been made aware that one former Bausch & Lomb employee was interviewed in March 2012 by the government. The Company has heard of no additional activity at this time, and whether the government’s investigation is ongoing or will result in further requests for information is unknown. The Company will continue to work with the U.S. Attorney’s Office regarding the scope of the subpoena and any additional specific information that may be requested. The Company’s liability in this matter, if any, is unknown.

General Litigation Statement

From time to time, the Company is engaged in, or is the subject of, various lawsuits, claims, investigations and proceedings, including product liability, patent, trademark, commercial and other matters, in the ordinary course of business. In addition to pending litigation matters, the Company may from time to time learn of alleged non-compliance with laws or regulations or other improprieties through compliance hotlines, communications by employees, former employees or other third parties, as a result of its internal audit procedures, or otherwise.

17.	SUBSEQUENT EVENTS

Subsequent events have been evaluated through June 7, 2013, the date the Bausch & Lomb Holdings Incorporated and Consolidated Subsidiaries Financial Statement were available to be issued.

Amendment to Opco Senior Secured Facilities

On May 20, 2013, Opco amended the Opco senior secured credit facilities. Following the May 2013 Repricing, dollar-denominated term loans bear interest based on LIBOR plus a credit spread of 3.00 percent, dollar-denominated delayed draw term loans bear interest based on LIBOR plus a credit spread of 3.25 percent, euro-denominated term loans bear interest based on EURIBOR plus a credit spread of 3.50 percent and revolving credit loans bear interest based on LIBOR or EURIBOR, as applicable, plus a credit spread of 2.75%. Each of the foregoing interest rates are subject to a 0.50 percent reduction if the ratio of Consolidated Total Debt to Consolidated EBITDA, both as defined in the credit agreement, is equal to or less than 4.50 to 1.00 as of the end of each quarter. The LIBOR and EURIBOR rates are each subject to a floor equivalent to 1 percent per annum, which floors are, following the May 2013 Repricing, no longer applicable to the delayed draw term loans.

Following the May 2013 Repricing, the five-year $500 million senior secured revolving credit facility under the Opco senior secured credit facility was reduced to $466.8 million.

Additionally, if on or prior to November 16, 2013, Opco prepays or refinances the term loans with long-term bank debt financing for the primary purpose of reducing the effective interest or weighted average yield, it will pay a repricing premium of 1 percent of the principal amount that is refinanced. Opco has not made any voluntary prepayments of U.S., Dutch, or delayed draw term loans since the May 2013 Repricing.

Bausch & Lomb Holdings Incorporated to be Acquired by Valeant Pharmaceuticals International, Inc.

On May 24, 2013, the Company entered into a definitive agreement with Valeant Pharmaceuticals International, Inc. (“Valeant”) and plan of merger (the “Merger Agreement”), pursuant to which subject to the terms and conditions set forth in the Merger Agreement, the Company will become a wholly-owned subsidiary of Valeant.

In accordance with the Merger Agreement, at the effective time of the Company’s acquisition, Valeant will pay aggregate consideration of $8.7 billion in cash, of which approximately $4.2 billion will be used to repay the Company’s outstanding debt.